EXHIBIT 3.2

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION OF

DIVERSIFIED HEALTH & FITNESS, INC.

ARTICLES OF DESIGNATION, PREFERENCES, AND RIGHTS OF

SERIES A 7.5% CONVERTIBLE PREFERRED STOCK

The undersigned Chief Executive Officer of DIVERSIFIED HEALTH & FITNESS, INC. (the “Company”), a company organized and existing under the laws of the State of Florida, certifies that pursuant to the authority contained in the Company’s Articles of Incorporation, and in accordance with the provisions of the resolution creating a series of the class of the Company’s authorized Preferred Stock designated as Series A 7.5% Convertible Preferred Stock:

FIRST:  The Articles of Incorporation of the Company authorizes the issuance of fifty million (50,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”) and five million (5,000,000) shares of preferred stock, $0.001 par value (the “Preferred Stock”), and further, authorizes the Board of Directors of the Company, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, and its preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof.

SECOND:  At a meeting of the Board of Directors, held on February 1, 2008 (the “Issuance Date”), the directors unanimously approved the designation of fifty thousand (50,000) shares of the Preferred Stock as Series A 7.5% Convertible Preferred Stock and authorized the issuance of the Series A 7.5% Convertible Preferred Stock at a price of $2.00 per share (the “Original Purchase Price”).  The designations, powers, preferences and rights, and the qualifications, limitations or restrictions hereof, in respect of the Series A 7.5% Convertible Preferred Stock shall be as hereinafter described.

Accordingly, Article V of the Articles of Incorporation of this Company is amended to include the following:

Series A 7.5% Convertible Preferred Stock

1.

Designation and Number of Shares.  Fifty Thousand (50,000) shares of preferred stock (the “Shares”) are hereby designated as Series A 7.5% Convertible Preferred Stock (the “Series A 7.5% Preferred Stock”).

2.

Ranking.  The Series A 7.5% Preferred Stock shall, with respect to distribution rights upon the Liquidation (as defined in Section 3 below) of the Company and dividend rights, rank (a) subject to clause (b) senior to the common stock, par value $0.001 per share, of the Company (the “Common Stock”) and all other preferred stock of the Company, and (b) as applicable, junior to or on a parity with such preferred stock of the Company the terms of which expressly provide that such preferred stock will rank senior to or on a parity with Series A 7.5% Preferred Stock.  The Company may create, authorize and issue other series of preferred stock which rank senior to or pari passu with the Series A 7.5% Preferred Stock without the consent or approval of holders of Series A 7.5% Preferred Stock.

3.

Liquidation.

(a)

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (“Liquidation”), the holders of record of the shares of the Series A 7.5% Preferred Stock shall be entitled to receive, immediately after any distributions required by the Company’s Articles of Incorporation and any Articles(s) of designation, powers, preferences and rights in respect of any securities of the Company having priority over the Series A 7.5% Preferred Stock with respect to the distribution of the assets of the Company upon Liquidation, and before and in preference to any distribution or payment of assets of the Company or the proceeds thereof may be made or set apart with respect to any securities of the Company over which the Series A 7.5% Preferred Stock has priority with respect to the distribution of the assets of the Company upon Liquidation (“Junior Securities”), an amount in cash with respect to each share of Series A 7.5% Preferred Stock held by such holders, equal to the Original Issue Price per share (subject to adjustment in the event of stock splits, combinations or similar events) plus all accrued and unpaid dividends on such share as of the date of Liquidation, if any.  If, upon such Liquidation, the assets of the Company available for distribution to the holders of Series A 7.5% Preferred Stock and any securities of the Company having equal priority with the Series A 7.5% Preferred Stock with respect to the distribution of the assets of the Company upon Liquidation (“Parity Securities”) shall be insufficient to permit payment in full to the holders of the Series A 7.5% Preferred Stock and Parity Securities, then the entire assets and funds of the Company legally available for distribution to such holders and the holders of the Parity Securities then outstanding shall be distributed ratably among the holders of the Series A 7.5% Preferred Stock and Parity Securities based upon the proportion the total amount distributable on each share upon liquidation bears to the aggregate amount available for distribution on all shares of the Series A 7.5% Preferred Stock and of such Parity Securities, if any.

(b)

Upon the completion of the distributions required by paragraph (a) of this Section 3, if assets remain in the Company, they shall be distributed to holders of Junior Securities in accordance with the Company’s Articles of Incorporation and any applicable Articles(s) of designation, powers, preferences and rights.

4.

Dividends.  Subject to the rights of any other series or class of Preferred Stock that may from time to time come into existence which rank senior to or pari passu with the Series A 7.5% Preferred Stock, the holders of Shares of Series A 7.5% Preferred Stock shall be entitled to receive, out of any assets legally available therefor, a cumulative dividend payable monthly on each share of Series A 7.5% Preferred Stock, calculated at a rate of .625% of the Original Issue Price of any outstanding share of Series A 7.5% Preferred Stock.  Unless provided otherwise herein, the dividends shall be paid monthly in cash.  Dividends shall be paid on the first business date of each month.  The amount of such initial dividend, and any other dividend payable on the Series A 7.5% Preferred Stock for any partial dividend period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends will be payable to holders of record as they appear in the stockholder records of the Company at the close of business on the applicable record date, which shall be the first business day of each month (the “Dividend Payment Date”) or on such other date designated by the Board of Directors for the payment of dividends that is not more than 20 nor less than 10 days prior to the Dividend Payment Date.  With respect to any given year, no dividends shall be paid upon, or declared and set apart for, any shares of Common Stock or any other securities of the Company over which the Series A 7.5% Preferred Stock has priority with respect to the payment of dividends if the Board of Directors of the Company shall have failed duly and lawfully to declare and pay in full a cash dividend to the holders of Series A 7.5% Preferred Stock with respect to such year in the amount described above.  If such dividends on the Series A 7.5% Preferred Stock shall not have been paid in full for the Series A 7.5% Preferred Stock, the aggregate deficiency shall be cumulative.  Accumulations of cash dividends on the Series A 7.5% Preferred Stock shall not bear interest.

5.

Conversion Rights.  Each holder of record of shares of the Series A 7.5% Preferred Stock shall have the right to convert all or any part of such holder’s share of Series A 7.5% Preferred Stock into Common Stock as follows:

(a)

Optional Conversion.  Subject to and upon compliance with the provisions of this Section 5, the holder of any shares of Series A 7.5% Preferred Stock shall have the right at such holder’s option, at any time or from time to time, to convert any of such shares of Series A 7.5% Preferred Stock into fully paid and nonassessable shares of Common Stock determined on a per share basis by dividing (A) the Original Purchase Price of such shares of Series A 7.5% Preferred Stock by (B) the Conversion Price (as defined in Section (5)(c) below) in effect on the Conversion Date (as defined in Section 5(d) below) upon the terms hereinafter set forth.

(b)

Mandatory Conversion.  Each outstanding share of Series A 7.5% Preferred Stock shall be automatically converted into fully paid and nonassessable shares of Common Stock at the Conversion Price then in effect upon the occurrence of an initial public offering, merger, full or partial buyout, or other transaction where the common stock of the Company (or securities into which such common stock is converted or exchanged) is offered for sale or publicly traded (being listed on a national securities exchange or authorized for quotation on a national quotation system) and the holders of Series A 7.5% Preferred Stock have the opportunity to participate in such event.

(c)

Conversion Price.  Each share of the Series A 7.5% Preferred Stock shall be convertible into that number of fully paid and non-assessable shares of Common Stock of the Company equal to the Original Purchase Price plus accrued and unpaid dividends to the date of conversion divided by the conversion price in effect at the time of conversion (the “Conversion Price”), determined as hereinafter provided.  The Conversion Price shall initially be $2.00 per share of Common Stock.  The number of shares of Common Stock into which each share of Preferred Stock is convertible is herein referred to as the “Conversion Rate.”

(d)

Mechanics of Conversion.

(i)

Before any holder of Series A 7.5% Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series A 7.5% Preferred Stock, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A 7.5% Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made or on the date of the occurrence of the event specified in Section 5(a) and such date is referred to herein as the “Optional Conversion Date.”

(ii)

In the case of a mandatory conversion pursuant to Section 5(b), the Company shall give written notice (the “Mandatory Conversion Notice”) to all holders of the Series A 7.5% Preferred Stock of its intention to require the conversion of the shares of Series A 7.5% Preferred Stock identified therein.  The Mandatory Conversion Notice shall set forth the number of Series A 7.5% Preferred Stock being converted, the date on which such conversion shall be effective (the “Mandatory Conversion Date”), and shall be given no earlier than 30 days prior to the Mandatory Conversion Date.  The Mandatory Conversion Notice shall be delivered to each holder at the address as it appears on the stock transfer books of the Company.  In order to receive the shares of Common Stock into which the Series A 7.5% Preferred Stock is convertible pursuant to this Section 5(d)(ii), each holder of the Series A 7.5% Preferred Stock shall surrender to the Company at the place designated in the Mandatory Conversion Notice the certificates(s) representing the number of shares of Series A 7.5% Preferred Stock specified in the Mandatory Conversion Notice.  Upon the Mandatory Conversion Date, such converted Series A 7.5% Preferred Stock shall no longer be deemed to be outstanding, and all rights of the holder with respect to such shares shall immediately terminate, except the right to receive the shares of Common Stock into which the Series A 7.5% Preferred Stock is convertible pursuant to this Section 5(d)(ii).

(iii)

All Common Stock which may be issued upon conversion of the Series A 7.5% Preferred Stock will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.  At all times that any shares of Series A 7.5% Preferred Stock are outstanding, the Company shall have authorized and shall have reserved for the purpose of issuance upon such conversion into Common Stock of all Series A 7.5% Preferred Stock, a sufficient number of shares of Common Stock to provide for the conversion of all outstanding shares of Series A 7.5% Preferred Stock at the then effective Conversion Rate.  Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased, the number of shares of Common Stock authorized and reserved for issuance upon the conversion of the Series A 7.5% Preferred Stock shall be proportionately increased.

(e)

Conversion Price Adjustments.  The Conversion Price shall be subject to the adjustment provisions of Section 6 below.

6.

Anti-Dilution Provisions.  The Conversion Price in effect at any time and the number and kind of securities issuable upon the conversion of the Series A 7.5% Preferred Stock shall be subject to adjustment from time to time, upon the happening of the following events:

(a)

Consolidation, Merger or Sale.  If any consolidation or merger of the Company with another person, or the sale, transfer or lease of all or substantially all of its assets to another person shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for their shares of Common Stock, then provision shall be made, in accordance with this Section 6(a), whereby each holder of shares of Series A 7.5% Preferred Stock shall thereafter have the right to receive such securities or assets as would have been issued or payable with respect to or in exchange for the shares of Common Stock into which the shares of Series A 7.5% Preferred Stock held by such holder were convertible immediately prior to the closing of such merger, sale, transfer or lease, as applicable.  The Company will not effect any such consolidation, merger, sale, transfer or lease unless prior to the consummation thereof the successor entity (if other than the Company) resulting from such consolidation or merger or the entity purchasing or leasing such assets shall assume by written instrument (i) the obligation to deliver to the holders of Series A 7.5% Preferred Stock such securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase, and (ii) all other obligations of the Company hereunder.  The provisions of this Section 6(a) shall similarly apply to successive mergers, sales, transfers or leases.

(b)

Common Stock Dividends, Subdivisions, Combinations, etc.  In case the Company shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action.  Such adjustment shall be made successively whenever any event listed above shall occur.

(c)

Adjustment of Conversion Shares.  Whenever the Conversion Price is adjusted pursuant to Sections 6(b) above and (e) below, the number of Conversion Shares issuable upon conversion of the Series A 7.5% Preferred Stock shall simultaneously be adjusted by multiplying the number of Conversion Shares initially issuable upon conversion of the Series A 7.5% Preferred Stock by the Conversion Price in effect on the date hereof and dividing the product so obtained by the Conversion Price, as adjusted.

(d)

Notice of Adjustment.  Whenever the Conversion Price is adjusted, as herein provided, the Company shall promptly but no later than 10 days after any request for such an adjustment by the Holder, cause a notice setting forth the adjusted Conversion Price and adjusted number of Conversion Shares issuable upon exercise of each share of Series A 7.5% Preferred Stock, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the Holders at their last addresses appearing in the Share Register, and shall cause a certified copy thereof to be mailed to its transfer agent, if any.  The Company may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Company) to make any computation required by this Section 6, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

(e)

Receipt of Securities Other than Common Stock.  In the event that at any time, as a result of an adjustment made pursuant to Section 6(b) above, the holders of the Series A 7.5% Preferred Stock thereafter shall become entitled to receive any shares of the Company, other than Common Stock, thereafter the number of such other shares so receivable upon conversion of the Series A 7.5% Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Sections 6(a) to (c) above.

7.

Redemption.  Neither the Company nor the holders of the Series A 7.5% Preferred Stock shall have any right at any time to require the redemption of any of the shares of Series A 7.5% Preferred Stock, except upon and by reason of any liquidation, dissolution or winding-up of the Company, as and to the extent herein provided or as otherwise provided by 7(a) hereof.  Nothing herein contained, however, shall be deemed to prohibit or impair the Company’s ability, by agreement with any holder(s) of Series A 7.5% Preferred Stock, to redeem any or all of the outstanding shares of Series A 7.5% Preferred Stock at any time and from time to time, out of funds legally available therefor.

(a)

Optional Redemption.  Subject to and upon compliance with the provisions of this Section 7, each holder of Series A 7.5% Preferred Stock shall have the option to require the Company to redeem, in whole or in part, the shares of Series A 7.5% Preferred Stock at any time or from time to time, commencing 30 months after the Issuance Date, at a cash price equal to $2.00 per share of Series A 7.5% Preferred Stock, plus accrued and unpaid dividends to the date of redemption (the “Redemption Date”).

(b)

Mandatory Redemption.  None.

(c)

Notice of Redemption.  Except as otherwise provided herein, a holder of Series A 7.5% Preferred Stock shall mail written notice of each redemption of any Series A 7.5% Preferred Stock to the Company thirty (30) days prior to the date fixed for redemption (the “Redemption Date”).  Such notice shall include the date for redemption and the number of Series A 7.5% Preferred Stock held by such holder to be redeemed.

(d)

Method of Payment of Redemption Price.  The Company shall complete the redemption of any Series A 7.5% Preferred Stock by mailing to the registered holders, on the Redemption Date, an amount in cash out of moneys legally available and sufficient to redeem the Series A 7.5% Preferred Stock held by each such holder, at the Redemption Price, upon surrender by such holders of the certificates evidencing the shares being redeemed, which certificates shall be properly endorsed in blank.  In case fewer than the total number of Series A 7.5% Preferred Stock represented by any certificates are to be redeemed, a new certificate representing the number of unredeemed Series A 7.5% Preferred Stock shall be issued to the holder thereof without cost to such holder within five (5) business days after surrender of the certificates representing the redeemed Series A 7.5% Preferred Stock.  All rights with respect to Series A 7.5% Preferred Stock called for redemption shall cease and terminate on the Redemption Date, except only the right of the holders to receive the Redemption Price with interest at XXX% per annum upon surrender of their certificates.  All Series A 7.5% Preferred Stock which are in any manner redeemed or acquired by this Company shall be retired and canceled and none of such shares shall be reissued.

If the funds of the Company legally available for redemption of Series A 7.5% Preferred Stock on any applicable Redemption Date are insufficient to redeem the total number of Series A 7.5% Preferred Stock called for redemption, those funds which are available shall be used to redeem the maximum possible number of Series A 7.5% Preferred Stock called for redemption pro rata among the holders of the Series A 7.5% Preferred Stock. At any time after redemption that additional funds of the Company become available for the redemption of Series A 7.5% Preferred Stock, such funds shall immediately be used to redeem any Series A 7.5% Preferred Stock called for redemption pro rata among the holders of the Series A 7.5% Preferred Stock.

8.

Voting Rights.  The holders of the Series A 7.5% Preferred Stock will have the no right to vote, except as otherwise required by law.  To the extent that under the Florida Business Corporation Act the vote of the holders of the Series A 7.5% Preferred Stock, voting separately as a class, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series A 7.5% Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the outstanding shares of Series A 7.5% Preferred Stock (except as otherwise may be required under Florida Corporation law) shall constitute the approval of such action by the class.

9.

Reservation of Shares.  The Company shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A 7.5% Preferred Stock pursuant to the terms hereof, such number of its shares of Common Stock (or other shares or other securities as may be required) as shall from time to time be sufficient to effect the conversion of all outstanding Series A 7.5% Preferred Stock pursuant to the terms hereof.  If at any time the number of authorized but unissued shares of Common Stock (or such other shares or other securities) shall not be sufficient to affect the conversion of all then outstanding Series A 7.5% Preferred Stock, the Company shall promptly take such action as may be necessary to increase its authorized but unissued Common Stock (or other shares or other securities) to such number of shares as shall be sufficient for such purpose.

10.

Miscellaneous.

(a)

There is no sinking fund with respect to the Series A 7.5% Preferred Stock.

(b)

The shares of the Series A 7.5% Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Articles of Designation, Preferences and Rights and in the Articles of Incorporation of the Company.

The foregoing Amendment was adopted by the Board of Directors of the Company pursuant to the Florida Business Corporation Act.  Therefore, the number of votes cast for the Amendment to the Company's Articles of Incorporation was sufficient for approval.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer.

Dated: 2/17/2008

DIVERSIFIED HEALTH & FITNESS, INC.

/s/ Andrew Barnett
Name: Andrew Barnett
Its: SR VP Corp Dev.